UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Future FinTech Group Inc.

(Name of Registrant as Specified In Its Charter)

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FUTURE FINTECH GROUP INC.

Room 2302, South Tower T1, Kaisa Plaza

No. 86 Jianguo Avenue, Chaoyang District, Beijing, China 100025

Supplement to the Proxy Statement

for the 2020 Annual Meeting of Shareholders

to be held on Friday, December 18, 2020

This supplement, dated November 12, 2020 (the “Supplement”), amends and supplements the Definitive Proxy Statement of Future FinTech Group Inc., a Florida corporation, sometimes referred to as the Company, we, us or our, dated October 28, 2020 (the “Proxy Statement”), and is furnished to the Company’s shareholders in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for our 2020 Annual Meeting of Shareholders to be held on Friday, December 18, 2020 (the “Annual Meeting”), or any postponement or adjournment thereof.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

The purpose of this Supplement is to provide additional summary information of the types of awards, the number of persons that are eligible to receive awards under Equity Plan and the closing price per share for our common stock on the Nasdaq Capital Market as of the latest practicable date under the heading “Description of the Equity Plan” of PROPOSAL 3 – FUTURE FINTECH GROUP INC. 2020 OMNIBUS EQUITY PLAN.

The section of Types of Awards and Eligibility under Description of the Equity Plan shall be amended and supplemented as follows:

Types of Awards and Eligibility. The Equity Plan provides for five types of awards. The Eligible Persons under the Equity Plan include Employees, Outside Directors, Consultants and New Hires of the Company or it subsidiaries, as selected by our Board or the designated committee thereof.  As of November 11, 2020, 30 individuals (consisting of 2 executive officers, 4 directors who are not executive officers, and 24 employees who are not executive officers) are eligible to receive awards under the Equity Plan. The closing price of Company’s common stock on the NASDAQ Capital Market was $2.04 per share as of November 11, 2020.

Stock Options. ISOs are options that are intended to qualify as, and that satisfies the requires applicable to, an “incentive stock option” described in Code § 422(b). NSO shall mean an Option that is not intended to be, or does not qualify as, an Incentive Stock Option.

Option Grant: The grant of an Option entitles the Participant to purchase the number of Shares designated in the Award Agreement for such Option at an Exercise Price established by the Committee. Options may be either Incentive Stock Options or Non-Statutory Stock Options, as determined in the discretion of the Committee. Each Option shall be evidenced by and conditional on an Award Agreement in the form approved by the Committee, which Award Agreement shall specify whether the Option is an ISO or NSO. No ISO may be granted to any person more than ten (10) years after the Effective Date of the Equity Plan. Award Agreements need not be identical, but shall include the terms specified in and be subject to the provisions of the Equity Plan applicable to such Options. To the extent that the aggregate Fair Market Value of the Shares (determined as of the respective date or dates of grant), subject to ISOs granted to any Participant under the Equity Plan and any other option plan of the Corporation or any Related Corporation that first become exercisable in any calendar year, including any ISOs which become exercisable on an accelerated basis during such year, exceeds the sum of One Hundred Thousand Dollars ($100,000), such excess Options shall be treated as NSOs.

Exercise of Options: The Exercise Price shall be fixed by the Committee, provided that the Exercise Price for any Option shall never be less than one hundred percent (100%) (or, in the case of a 10% Stockholder receiving an ISO, 110%) of the Fair Market Value per share of Stock on the Option grant date.

Payment of Exercise Price: The exercise price is payable in cash; by tendering shares of our common stock owned by the participant; by withholding shares that would be acquired on exercise; by broker-assisted cashless exercise; or by any other form of legal consideration acceptable by the Committee (so long as it does not result in deferral of compensation within the meaning of Code Section 409A). Options are subject to the conditions, restrictions and contingencies specified by the Committee.

Option Term: The maximum term of any option is ten years from the date of grant and, with respect to ISOs granted to an individual who owns 10% of the voting power of our stock, the maximum term is five years from the date of grant.

Stock Appreciation Rights. A Stock Appreciation Right (“SAR”) entitles the Participant to receive, with respect to each Share subject to the SAR, the appreciation in the Fair Market Value over a base price established by the Committee, payable in cash or Stock, or a combination of both, as determined by the Committee at the time of payment. Each SAR shall be evidenced by an Award Agreement in the form approved by the Committee. Award Agreements evidencing SARs need not be identical, but shall include the terms specified below and be subject to the provisions of the Equity Plan applicable to such SARs.

SARs Grant: Each award of SARs will be evidenced by an award agreement that will specify the base price, the term of the SAR, and such other provisions as the Committee determines, and which are not inconsistent with the terms of the Equity Plan (which need not be the same for each award for each recipient).

Base Price of SAR: The base price of each SAR granted under the Equity Plan will be at least equal to the fair market value of a share of our common stock on the date of grant.

Settlement of SARs: The Participant may exercise the SAR by delivering a written notice of exercise to the Corporation, in the form and manner designated by the Committee. To the extent the Committee determines that the Participant will receive cash upon exercise of a SAR, the Corporation shall deliver the cash amount which becomes due upon exercise of a SAR as soon as administratively practicable after the Corporation’s receipt of the Participant’s properly completed notice of exercise. To the extent the Committee determines that Shares will be delivered to the Participant upon exercise of a SAR, the Shares shall be subject to such conditions, restrictions and contingencies as the Committee may establish, except that such conditions may not cause the deferral of recognition of income.

SAR Term: The maximum term of any SAR is ten years from the date of grant.

Unrestricted Stock. The Committee may, in its sole discretion, award unrestricted stock to any participant as a stock bonus or otherwise pursuant to which such participant may receive shares of stock free of restrictions or limitations.

Restricted Stock. A Restricted Stock Award is a grant of Shares subject to conditions and restrictions as determined by the Committee. Each Restricted Stock Award shall be evidenced by an Award Agreement in the form approved by the Committee. Award Agreements evidencing Restricted Stock Awards need not be identical, but shall include the terms specified in and be subject to the provisions of the Equity Plan applicable to such Restricted Stock Awards. Each Restricted Stock Award shall be, for the applicable Period of Restriction determined by the Committee, subject to such conditions, restrictions and contingencies as the Committee shall determine. Lapse of restrictions may be conditioned on the continued performance of Services or the achievement of performance conditions measured on an individual, corporate or other basis, or any combination thereof.

Restricted Stock Units A Restricted Stock Unit Award entitles the Participant to receive Shares upon the vesting of the Award. Each Restricted Stock Unit Award shall be evidenced by an Award Agreement in the form approved by the Committee. Subject to the terms of the Equity Plan, Restricted Stock Units may be granted to Participants in such amounts and upon such terms and at any time and from time to time, as shall be determined by the Committee. Award Agreements evidencing Restricted Stock Unit Awards need not be identical, but shall include the terms specified in and be subject to the provisions of the Equity Plan applicable to Restricted Stock Unit Awards. As soon as practicable following the date each Restricted Stock Unit vests, the Corporation shall deliver to the Participant the Share underlying such Restricted Stock Unit, subject to such conditions, restrictions and contingencies as the Committee may establish.

Except as amended or supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in voting your shares of common stock. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

Your vote is important. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. Proxies already returned by stockholders will remain valid and shares represented thereby will be voted at the Annual Meeting unless revoked in the manner described in the Proxy Statement.